Exhibit 99.1

Pitney Bowes Inc. Announces Results and Upsize of Its Cash Tender Offers for Two Series of Notes

STAMFORD, Conn., December 22, 2025 - Pitney Bowes Inc. (NYSE:PBI) (“Pitney Bowes” or the “Company”) announced today the expiration of and results for its previously announced offers to purchase for cash (each offer a “Tender Offer” and collectively, the “Tender Offers”), subject to certain terms and conditions, up to $80,000,000 aggregate principal amount (subject to increase or decrease by the Company, the “Maximum Tender Amount”) of its outstanding 6.70% Notes due 2043 (the “2043 Notes”) and 5.250% Medium-Term Notes due 2037 (the “2037 Notes” and, together with the 2043 Notes, the “Notes”). The Maximum Tender Amount was increased from $75,000,000 to $80,000,000 in order to accept all Notes validly tendered and not validly withdrawn prior to the Expiration Time.

The Tender Offers expired at 11:59 p.m., New York City time, on December 19, 2025 (the “Expiration Time”).

According to information received from Global Bondholder Services Corporation, the Information Agent and Tender Agent for the Tender Offers, as of the Expiration Time, a total of approximately $79.9 million in aggregate principal amount of Notes had been tendered and not withdrawn. Because the aggregate principal amount tendered exceeded the previously announced $75,000,000 Maximum Tender Amount, the Company increased the Maximum Tender Amount to $80,000,000 and accepted for purchase all Notes validly tendered and not validly withdrawn prior to the Expiration Time. Accordingly, no proration was required. The following table sets forth the details of the total aggregate principal amount of each series of the Notes validly tendered and not validly withdrawn:

Title of Notes	CUSIP Number	Aggregate Principal Amount Outstanding(1)	Acceptance Priority Level	Principal Amount Tendered	Principal Amount Accepted
6.70% Notes due 2043 5.250% Medium-Term Notes due 2037	724479506 72447XAB3	$425,000,000 $35,841,000	1 2	$75,721,375 $4,175,000	$75,721,375 $4,175,000

(1) As of the date of the Offer to Purchase.

The Company has accepted for payment all Notes validly tendered and not validly withdrawn prior to the Expiration Time pursuant to the settlement procedures described in the Offer to Purchase, dated November 21, 2025.

BofA Securities served as Dealer Manager for the Tender Offers. Global Bondholder Services Corporation served as the Information Agent and Tender Agent for the Tender Offers. Questions regarding the Tender Offers may be directed to BofA Securities at debt_advisory@bofa.com or by calling toll-free at (888) 292-0070 or collect at (646) 743-0698. The Offer to Purchase may be obtained by calling Global Bondholder Services Corporation at (855) 654-2014 (toll-free) or (212) 430-3774 (collect for banks and brokers) or by visiting www.gbsc-usa.com/pitneybowes.

This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a technology-driven products and services company that provides digital shipping solutions, mailing innovation, and financial services to clients around the world – including more than 90 percent of the Fortune 500. Small businesses to large enterprises, and government entities rely on Pitney Bowes to reduce the complexity of sending mail and parcels. For the latest news, corporate announcements, and financial results, visit www.pitneybowes.com/us/newsroom. For additional information, visit Pitney Bowes at www.pitneybowes.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the timing and completion of the Tender Offers. Words such as “estimate,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify such forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the other factors as more fully outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and other reports filed with the Securities and Exchange Commission during 2025.

Contacts:

For Investors and Media:
Alex Brown
investorrelations@pb.com